Exhibit 10.14

EXECUTION COPY

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 23, 2007 is made and entered into by and between Universal Hospital Services, Inc., a Delaware corporation (“UHS”), and Intellamed, Inc., a Texas corporation (“Intellamed”).

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Intellamed desires to sell and assign to UHS, and UHS desires to purchase from Intellamed, the assets of the ICMS division of Intellamed (the “Division”) as more particularly described herein and UHS shall assume and to pay certain obligations, commitments and liabilities of the Division to the extent provided herein for the aggregate consideration described herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, UHS and Intellamed hereby agree as follows:

ARTICLE I

TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

Section 1.01  Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, Intellamed shall, at the Closing (as defined in Section 3.01 hereof), sell, transfer and assign to UHS, and UHS shall purchase and acquire from Intellamed, all of Intellamed’s right, title and interest, as of the Closing Date (as defined in Section 3.01 hereof), in and to all of the assets currently owned by Intellamed or the Division, as applicable, and necessary for use in the conduct and operation of the Division after the Closing (as defined in Section 3.01) by UHS, including, without limitation, the assets identified below (collectively, the “Acquired Assets”), but excluding the Excluded Assets (as defined in Section 1.02):

(a) All of the equipment, machinery, furniture, fixtures, including test equipment, tools, work benches, interests in vehicles, computers, printers, servers and other data processing hardware, wherever located, including without limitation, those assets identified on Schedule 1.01(a) hereto;

(b) All of the inventories of supplies and parts and the interest in all orders or contracts for the purchase of supplies and parts, including without limitation, those assets identified on Schedule 1.01(b) hereto, which shall be updated at Closing (collectively, “the “Supplies and Parts”);

(c) All of the interest in and benefits under all licenses, leases, contracts and agreements (other than those identified in Section 1.01(d)) including, without limitation, those identified in Schedule 1.01(c), which shall be updated at Closing;

(d) All of the interest in and all benefits under all customer contracts, including, without limitation, the contracts identified in Schedule 1.01(d) which shall be updated at Closing

EXECUTION COPY

(together with the licenses, leases, contracts and agreements subject to Section 1.01(c), the “Subject Contracts”);

(e) All documents or other tangible materials embodying technology or intellectual property rights owned by or licensed to Intellamed or the Division, as applicable, wherever located, including, without limitation all software programs and related documentation for software;

(f) All Intellectual Property Rights (as defined in Section 4.20(a)) owned by or licensed to Intellamed or the Division, as applicable, or used in, developed for use in or necessary to the conduct and operation of the Division as now conducted, including, without limitation, those identified in Schedule 1.01(f);

(g) True and complete copies of all books, records and other documents and information relating to the Acquired Assets, including, without limitation, all customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, product data, material safety data sheets, price lists, product demonstrations, quotes and bids and all product catalogs and brochures;

(h) All permits, licenses and other governmental approvals held by Intellamed or the Division, as applicable, to the extent they are assignable (collectively, the “Assignable Permits”);

(i) All interest in those telephone numbers listed in Schedule 1.01(i), including the general telephone number currently being used for the Houston, Texas office of the Division; and

(j) Goodwill of the Division (including all goodwill associated with and symbolized by any other trademark or service mark, trade name or corporate name used in the conduct and operation of the Division as the Division is now being conducted), all related tangibles and intangibles and all rights to continue to use the Acquired Assets in the conduct of a going business.

The parties hereto expressly agree that UHS is not assuming any of the liabilities, obligations or undertakings relating to the Acquired Assets, except as provided in Section 1.03.

Section 1.02 Excluded Assets. Intellamed shall not sell, transfer or assign to UHS, and UHS shall not purchase or acquire the assets set forth in Schedule 1.02, any cash, commercial paper, bank accounts or marketable securities of the Division, the receivables earned but not billed and the accounts receivable on the books of Intellamed on the Closing Date and any insurance policy maintained by Intellamed or the Division, as applicable (hereinafter, all such assets shall be referred to collectively as the “Excluded Assets”).

Section 1.03 Assumed Liabilities. At the Closing and on the terms and subject to the conditions set forth in this Agreement, UHS agrees to assume only the following liabilities of Intellamed (collectively, the

EXECUTION COPY

“Assumed Liabilities”) and shall not assume or have any responsibility with respect to any other liability of Intellamed not included within the definition of the Assumed Liabilities: all obligations and liabilities arising after the Closing (or later date on which assignments are received pursuant to Section 1.05 below) under (a) all Subject Contracts that Intellamed or the Division, as applicable, assigns to UHS and that UHS assumes (including the performance of services relating to unearned revenue under the customer contracts and of future obligations under leases for vehicles used in the operation of the Division), (b) all Assignable Permits assigned to UHS, in each case other than any liability arising out of or relating to a breach that occurred prior to the Closing (or later date on which assignments are received pursuant to Section 1.05 below) and (c) earned but unused vacation of certain employees of Intellamed as set forth in Schedule 1.03 (which shall be updated as of the Closing Date).

Section 1.04 Retained Liabilities. UHS shall not assume, and nothing contained in this Agreement shall be construed as an assumption by UHS of, any liabilities, obligations or undertakings of Intellamed of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown, due or to become due, unliquidated or otherwise, including, without limitation, any liabilities, obligations or undertakings under any of its Employee Plans or payroll or employment practices, other than the Assumed Liabilities.

Section 1.05 Unobtained Consents. In the event that any consent to assignment of any Acquired Asset has not yet been obtained as of the Closing (each such Asset, a “Restricted Asset”), then:

(a) at the Closing, Intellamed shall assign or transfer such Restricted Asset or any interest arising thereunder or resulting therefrom to UHS to the extent that such assignment or transfer would neither constitute a breach thereof nor adversely affect the material rights of UHS thereunder;

(b) Intellamed shall continue to use its best efforts and cooperate with UHS to obtain all such consents as soon as practicable following Closing; and

(c) if and when the applicable consent(s) is subsequently obtained, this Agreement or any other document or instrument delivered at the Closing shall thereafter constitute an assignment or transfer of such Restricted Asset and all interests arising thereunder or resulting therefrom in their entirety.

ARTICLE II

PURCHASE PRICE

Section 2.01  Amount. The aggregate consideration for the Acquired Assets shall be (a) a purchase price (the “Purchase Price”) equal to the sum of (i) the Base Purchase Price, which shall be $16,500,000, less the following items referred to collectively in Section 2.01(a) as the “Subtractions”): (A) the

EXECUTION COPY

accounts receivable of the Division that have been earned but not collected as of the Closing Date, (B) the unearned deferred revenue collected by Intellamed from customers of the Division as of the Closing Date, (C) $98,000 (relating to the initial valuation of Supplies and Parts), (D)  earned but unused vacation of certain employees of Intellamed as set forth in Schedule 1.03 (which shall be updated as of the Closing Date) and (E) an amount equal to 1.36 times the amount (if any) by which (x) the annualized revenue from the contracts identified in Schedule 1.01(d) as updated at Closing is less than (y) $10,200,000 (the “Contract Revenue Deficiency”) as of the Closing Date, plus (ii) an amount equal to (A) Intellamed’s book value for new Supplies and Parts as of the Closing Date and (B) 33% of the new replacement cost for the harvested Supplies and Parts on hand on the Closing Date and (iii) the Earn-Out Purchase Price as more particularly described in Section 2.02 and (b) the assumption by UHS of the Assumed Liabilities. The respective amounts of the Subtractions shall be estimated and agreed to by Intellamed and UHS at Closing (collectively, the “Estimated Subtractions”). Within 45 days after the Closing Date, Intellamed and UHS shall agree on the definitive respective amounts of the Subtractions (collectively, the “Definitive Subtractions”). Within 45 days after the Closing Date, Intellamed shall remit payment to UHS by company check for the amount by which the Definitive Subtractions exceed the Estimated Subtractions (if any) and UHS shall remit payment to Intellamed by company check for the amount by which the Estimated Subtractions exceed the Definitive Subtractions (if any). In addition, at Closing, UHS shall pay to Intellamed.

Section 2.02  Earn-Out Purchase Price.

(a) The Earn-Out Purchase Price shall be equal to the amount by which the “Earn-Out Revenue” exceeds the “Target Earn-Out Revenue” during the 12 full consecutive months following the Closing Date (the “First Earn-Out Period”) and during the 12 full consecutive months following the first anniversary of the Closing (the “Second Earn-Out Period”).

(b) The Earn-Out Revenue shall be defined as the gross revenues of UHS during the First Earn-Out Period or the Second Earn-Out Period, as applicable, from: (i) a written list of customers (including, without limitation, names and relevant contact and other information) of the Division that Intellamed shall provide to UHS at Closing (the “Customer List”); and (ii) any additional customers obtained under the Joint Promotion Agreement to be entered into by Intellamed and UHS at Closing (as more particularly described in Section 7.01(f)) and which Intellamed and UHS agree to include in the Earn-Out Revenue. Intellamed shall be permitted to approach all potential customers, other than (A) current customers of UHS for which UHS is providing onsite biomedical, imaging or asset management services or (B) customers with which UHS is conducting, and can illustrate, active discussions for the provision of biomedical or imaging program services.

(c) The Target Earn-Out Revenue for (i) the First Earn-Out Period shall equal $15,646,000 and (ii) the Second Earn-Out Period shall equal $17,211,000. The Target Earn-Out Revenue for the First Earn-Out Period and for the Second Earn-Out Period shall be reduced by the amount of the Contract Revenue Deficiency for the First Earn-Out Period and for the Second Earn-Out Period, respectively.

EXECUTION COPY

(d) UHS shall provide to Intellamed a detailed accounting of the revenue from each customer and the Earn-Out Revenue during the First Earn-Out Period and the Second Earn-Out Period, respectively, accompanied by a certification from the Chief Financial Officer of UHS as to the accuracy of the calculations in such accounting, not later than 30 days after the end of each such period. Intellamed shall have the right, at its sole expense, to review the books of UHS to verify the foregoing accounting.

(e) To the extent that the Earn-Out Purchase Price exceeds $5,000,000 (the “Excess”) and in the event that the Amended and Restated Credit Agreement dated as of May 26, 2005 among UHS and General Electric Capital Corporation as agent for the lenders and the other lenders party thereto remains in full force and effect, then UHS shall obtain the consent of General Electric Capital Corporation before paying any of the Excess to Intellamed.

Section 2.03  Advance of Purchase Price. UHS shall make advances of the Purchase Price to Intellamed (each, an “Advance” and collectively the “Advances”) in accordance with the following terms and conditions:

(a) UHS shall make an Advance to Intellamed of $500,000 upon the execution and delivery of this Agreement by UHS and Intellamed.

(b) UHS shall make an Advance to Intellamed of $500,000 on March 1, 2007 and April 1, 2007 provided that as of the date of such Advance (i) the conditions to UHS’ obligation to close the transactions contemplated hereby in Section 7.01(a) are satisfied, (ii) Intellamed shall not have breached any of its covenants and agreements hereunder, (iii) the conditions to UHS’ obligation to close the transactions contemplated hereby in Section 7.01(d) are satisfied, (iv) UHS shall have received the consent of General Electric Capital Corporation as agent for the lenders and the other lenders party thereto with respect to the Amended and Restated Credit Agreement dated as of May 26, 2005, and (iv) Intellamed shall have delivered to UHS a certificate of its Chief Executive Officer to the effect that each of the conditions to an Advance set forth in Section 2.03(b)(i) through (iii) are satisfied in all respects.

(c) Intellamed shall execute and deliver a promissory note in the form substantially as forth in Exhibit A (the “Note”) upon the execution and delivery of this Agreement by UHS and Intellamed.

Section 2.04  Time and Manner of Payments. UHS shall make the Advances on or prior to the Closing Date and shall pay the Base Purchase Price on the Closing Date by wire transfer to Intellamed’s account at such bank as Intellamed has indicated to UHS no less than three (3) business days prior to the Closing. Subject to Section 2.02(e) hereof, UHS shall pay the Earn-Out Purchase Price by wire transfer to Intellamed’s account at such bank as Intellamed has indicated to UHS not less than three (3) business days prior to the date on which such payment actually is made: (a) for the First Earn-Out Period, within 30 days following the end of the First Earn-Out Period and (b) for the Second Earn-Out Period, within 30 days following the end of the Second Earn-Out Period.

Section 2.05  Dispute Resolution. In the event of any dispute between Intellamed and UHS concerning (a) the Definitive Subtractions or (b) the Earn-Out Revenue, Intellamed and UHS shall refer such dispute to an accounting firm that Intellamed and UHS shall mutually agree upon (the “Accountant”), which shall be instructed to resolve such disputes within 60 days of the referral, acting as an expert and not as an arbitrator. Intellamed and UHS shall make available to the

EXECUTION COPY

Accountant at reasonable times and upon reasonable notice at any time during the pendency of any such dispute the documents, materials and the books and records used in determining the Definitive Subtractions or the Earn-Out Revenue, as applicable. Intellamed and UHS shall have the right to meet jointly with the Accountant during this period and to present their respective positions. The resolution of disputes by the Accountant and its determination of the Definitive Subtractions or the Earn-Out Revenue, as applicable, shall (i) be set forth in writing, (ii) be conclusive and binding upon Intellamed and UHS and (iii) become final and binding upon the date of such resolution.

Section 2.06  Allocation of Purchase Price. Within 90 days after the Closing, UHS shall, subject to Intellamed’s consent (which shall not be unreasonably withheld), prepare a written and good faith allocation of the Purchase Price among the Acquired Assets, taking into account any appraisals which may be obtained by UHS (copies of which shall be provided to Intellamed), the applicable Treasury Regulations and the fair market value of such items. Such written allocation shall then be attached to this Agreement as Exhibit B. Intellamed shall provide information that may be required by UHS for the purpose of preparing Returns (as defined in Section 4.13) with respect to this transaction and shall execute and file such Returns as are requested by UHS. UHS and Intellamed agree to make consistent use of the allocation, fair market value and useful lives specified on Exhibit B for all purposes, including, without limitation, Tax (as defined in Section 4.13) and financial accounting purposes.

ARTICLE III

CLOSING

Section 3.01  Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on either April 1, 2007 or May 1, 2007 at 10:00 a.m., Minneapolis, Minnesota time, and shall take place at 7700 France Avenue South, Suite 275, Edina, MN 55435, or on such other date and time and at such other place as is mutually agreeable to UHS and Intellamed. The date on which the Closing occurs is referred to herein as the “Closing Date” and the Closing shall be deemed effective as of 12:01 a.m., Minneapolis, Minnesota time, on the Closing Date.

Section 3.02  General Procedure; Deliveries. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to this Agreement and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party. The conveyance, transfer, assignment and delivery of the Acquired Assets

EXECUTION COPY

shall be effected by the execution and delivery of a bill of sale in substantially the form attached hereto as Exhibit C (the “Bill of Sale”), an assignment and assumption agreement in substantially the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”), and such other instruments of conveyance, transfer, assignment and delivery (including assignments of all customer and vendor contracts) as UHS shall reasonably request to cause Intellamed to transfer, convey, assign and deliver the Acquired Assets to UHS and as Intellamed shall reasonably request to evidence UHS’s assumption of the Assumed Liabilities.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INTELLAMED

Intellamed and all of Intellamed’s subsidiaries as set forth in Schedule 4.06 hereby jointly represent and warrant to UHS that, except as set forth in the Disclosure Schedule delivered by Intellamed to UHS on the date hereof (collectively, the “Disclosure Schedule”) (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article IV under captions referencing the specific Sections to which such exceptions apply):

Section 4.01  Incorporation and Corporate Power. Except as set forth in Schedule 4.01, Intellamed is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has the corporate power and authority and all authorizations, licenses, permits and certifications necessary for the conduct and operation of the Division as the Division is now being conducted and to own, lease and operate the Acquired Assets. The copies of Intellamed’s Articles of Incorporation and Bylaws which have been furnished by Intellamed to UHS prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. Intellamed is qualified to do business as a foreign corporation in each of Kansas and Tennessee.

Section 4.02  No Breach. Except as set forth in Schedule 4.02, the execution, delivery and performance of this Agreement by Intellamed and the consummation by Intellamed of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of Intellamed, any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Intellamed or the Division, as applicable, or the Acquired Assets are bound or affected or any law, statute, rule or regulation or order, judgment or decree to which Intellamed or the Assets are subject.

Section 4.03  Governmental Authorities; Consents. Except as set forth in Schedule 4.03, (a) neither Intellamed nor the Division, as applicable, is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby and (b) no consent, approval or authorization of any

EXECUTION COPY

governmental or regulatory authority or any other party or person is required to be obtained by either Intellamed or the Division, as applicable, in connection with the execution, delivery and performance of this Agreement or the transactions contemplated hereby. Each of Intellamed and the Division, as applicable, has obtained or at Closing shall have obtained all consents, approvals or authorizations disclosed in Schedule 4.03 pursuant to the preceding sentence.

Section 4.04  Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Intellamed and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Intellamed, and no other proceedings on the part of Intellamed are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Intellamed and constitutes the valid and binding obligation of Intellamed, enforceable in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.05  Financial Statements. Intellamed has furnished UHS with a copy of the statement of sales and direct costs of sales of the service division of Intellamed for the 10-month period ended October 31, 2006 (collectively, the “Financial Statements”). The Financial Statements (a) are based upon the information contained in the books and records of Intellamed, (b) fairly present the sales and direct costs of sales of the service division of Intellamed for the periods referred to therein and (c) were prepared in conformity with accounting principles generally accepted in the United States of America.

Section 4.06  No Subsidiaries. Except as set forth in Schedule 4.06, Intellamed does not own any stock, partnership interest, joint venture interest or any other security issued by any other corporation, organization or entity.

Section 4.07  Absence of Undisclosed Liabilities. To the knowledge of Intellamed, with respect to the Acquired Assets or the conduct and operation of the Division, Intellamed has no liabilities, obligations or undertakings (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) being assumed by UHS hereunder or by operation of law other than the Assumed Liabilities.

Section 4.08  No Material Adverse Changes. Since October 31, 2006, there has been no event, occurrence or development with respect to the conduct and operation of the Division or the Acquired Assets that, taken together with other events, occurrences and developments with respect to the conduct and operation of the Division or the Acquired Assets, has had, or would reasonably be expected to have, a Material Adverse Effect. As used in the Agreement, the term “Material Adverse Effect” shall mean any effect that is (a) materially adverse to the condition (financial or otherwise), performance, (solely with respect to this Section 4.08, to the knowledge of Intellamed) prospects or operations of the Division or the Acquired Assets or (b) would impair the ability of Intellamed to perform its obligations under this Agreement or otherwise threaten or impede the consummation of the transactions contemplated hereby.

EXECUTION COPY

Section 4.09  Absence of Certain Developments. Except as set forth in Schedule 4.09, since October 31, 2006, with respect to the conduct and operation of the Division, neither the Division nor Intellamed, as applicable, has:

(a) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of the Acquired Assets;

(b) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholder) any tangible assets, or canceled any debts or claims, in each case, except in the ordinary course of business;

(c) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholder) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

(d) disclosed, to any person other than UHS and authorized representatives of UHS or Intellamed, any proprietary or confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is set forth in Schedule 4.09 and is in full force and effect on the date hereof;

(e) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

(f) taken any other action or entered into or modified or terminated any other transaction or agreement other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any employee, officer, director, affiliate or shareholder, other than employment arrangements otherwise disclosed in this Agreement and the Disclosure Schedule hereto, or the transactions contemplated by this Agreement;

(g) increased the compensation and employee benefits of officers or employees thereof or paid any bonus thereto;

(h) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

EXECUTION COPY

(i) made any change in accounting principles or practices from those utilized in the preparation of the Financial Statements;

(j) made any change in employment terms for any of the directors, officers and employees outside the ordinary course of business or adopted, modified or terminated any Employee Plan;

(k) delayed or postponed the payment of accounts payable and other liabilities outside of the ordinary course of business; or

(l) agreed to do any of the foregoing.

Section 4.10  Inventory. The Supplies and Parts are (a) of quality and quantity usable in the ordinary course of business; (b) not obsolete or damaged; and (c) in good working condition.

Section 4.11  Gross Accounts Receivable. Intellamed’s gross accounts receivable outstanding on the Closing Date shall be valid receivables subject to no valid counterclaims, defenses or offsets except routine customer complaints or warranty demands of an immaterial nature.

Section 4.12  Properties; Assets.

(a) Intellamed does not own any real property. The real property demised by the leases (collectively, the “Leases”) described in Schedule 4.12 constitutes all of the real property used or occupied by Intellamed (the “Real Property”). The Real Property has access, sufficient for the conduct and operation of Intellamed as the Division is now being conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the conduct and operation of the Division at that location.

(b) The Leases are in full force and effect and Intellamed or the Division, as applicable, holds a valid and existing leasehold interest under the Leases for the respective terms set forth therein. Intellamed has delivered to UHS true and complete copies of the Leases, and the Leases have not been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to UHS. Neither Intellamed nor the Division, as applicable, is in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under the Leases; nor, to the knowledge of Intellamed or the Division, as applicable, is any other party to the Leases in default.

(c) Except as set forth in Schedule 4.12, Intellamed or the Division, as applicable, has good and marketable title to the Acquired Assets which it owns, free and clear of all liens and encumbrances. At the Closing, Intellamed or the Division, as applicable, shall deliver the Acquired Assets to UHS free and clear of all liens and encumbrances.

EXECUTION COPY

(d) Schedule 1.01(a) hereto sets forth a description of all Acquired Assets which constitute equipment, machinery, computers, work stations, test equipment, furniture and fixtures, owned by Intellamed or the Division, as applicable. Schedule 1.01(b), as amended at Closing, shall set forth a description of all Acquired Assets which constitute the Supplies and Parts. Except as set forth in Schedule 4.12, the Acquired Assets to be transferred to UHS at Closing constitute all of the assets necessary for the conduct and operation of the Division in the ordinary course of business as the Division is currently being conducted. All of the Acquired Assets to be transferred at the Closing are in good condition and repair, ordinary wear and tear excepted, and are usable (consistent with current use) in the ordinary course of business as the Division is currently being conducted. There are no material defects in the Acquired Assets or other conditions relating thereto.

(e) Neither Intellamed nor the Division, as applicable, is in violation in any material respect of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used, and neither Intellamed nor the Division, as applicable, have received any notice of any such violation, or the existence of any condemnation proceeding with respect to the Real Property.

(f) Neither Intellamed nor the Division, as applicable, have any knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property, which special taxes or charges could be transferred to the lessee under any of the Leases, and there are no present assessments.

(g) Intellamed, the Division and the Real Property are in material compliance with all applicable environmental laws, rules and regulations. To the knowledge of Intellamed or the Division, as applicable, no dangerous, toxic or hazardous pollutant, contaminant, chemical or similar material or substance has been generated, treated, manufactured, buried, stored or released on, under or about any part of the Real Property.

Section 4.13  Tax Matters. Intellamed warrants that Intellamed has: (a) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, schedules and statements (collectively, the “Returns”) required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (b) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (c) established on its balance sheet as of December 31, 2006, in accordance with the accounting basis used by Intellamed for income tax purposes, reserves that, to the knowledge of Intellamed, are adequate for the payment of any Taxes not yet due and payable by Intellamed; and (d) complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment thereof. All Returns filed by or on behalf of Intellamed are correct and complete. Intellamed has not requested any extension of time within which to file any Return, which Return has not since been filed. No deficiency for any Taxes has been proposed, asserted or assessed against Intellamed that has not been resolved and paid in full. There are no liens for Taxes upon the Division or the Acquired Assets. For purposes of this Agreement, the term “Tax” or “Taxes” means all taxes, charges, fees, levies, or other assessments of any kind.

EXECUTION COPY

Section 4.14  Contracts and Commitments.

(a) Schedule 4.14 lists the following contracts, commitments and/or binding understandings, whether oral or written, to which Intellamed or the Division, as applicable, is a party and which are currently in effect, and which relate to the conduct and operation of the Division or the Acquired Assets:

(i)	all employment, consulting or severance agreements, all Employee Plans and all union or collective bargaining agreements;

(ii)	all distributor, dealer, manufacturer’s representative, finder’s or broker’s agreements, sales agency or advertising agency contracts;

(iii)
all contracts terminable by the other party thereto upon a change of control of Intellamed or the Division, as applicable, or upon the failure of Intellamed or the Division, as applicable, to satisfy financial or performance criteria specified in such contract as provided therein;

(iv)	all leases of real or personal property (to the extent not otherwise disclosed in Schedule 4.12);

(v)
all contracts between or among Intellamed or the Division, as applicable, any director, officer or employee thereof or any member of his or her family or any entity affiliated with any such person relating in any way to the Division in excess of $1,000 or that is otherwise material;

(vi)	all contracts relating to the performance and payment of any surety bond or letter of credit required to be maintained by Intellamed or the Division, as applicable;

(vii)	all confidentiality or nondisclosure agreements;

(viii)	all agreements or indentures relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the Acquired Assets;

(ix)	any guaranty of any obligation for borrowed money or otherwise;

(x)	all contracts or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $5,000;

(xi)
all contracts or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $1,000;

(xii)	all agreements for the sale of any capital asset;

EXECUTION COPY

(xiii)	all franchise agreements;

(xiv)	any contract or commitment for capital expenditures in excess of $5,000;

(xv)	all contracts which prohibit Intellamed or the Division, as applicable, from freely engaging in business anywhere in the United States;

(xvi)
all license agreements or agreements providing for the payment or receipt of royalties, finder’s fees or other compensation by Intellamed or the Division, as applicable, in connection with the Intellectual Property Rights listed in Schedule 4.20;

(xvii)	all agreements, whether oral or written, providing for the payment or receipt of royalties, commissions, finder’s fees or other compensation by Intellamed or the Division, as applicable;

(xviii)	all Subject Contracts; and

(xix)
any other agreement of Intellamed or the Division, as applicable, not entered into in the ordinary course of business or that is otherwise material to the Acquired Assets, the Division, or the financial condition or results of operation of Intellamed or the Division, as applicable, or the sales and direct costs of sales of the service division of Intellamed.

(b) Each of Intellamed or the Division, as applicable, has performed all obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in Schedule 4.14 and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption. Neither Intellamed nor the Division, as applicable, has any knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

(c) Prior to the date of this Agreement, UHS has been supplied with a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, referred to in Schedule 4.14, together with all amendments, waivers or other changes thereto.

(d) Except as set forth in Schedule 4.14, all of the interest of Intellamed or the Division, as applicable, in and benefits under all licenses, leases, contracts and agreements are assignable in accordance with Sections 1.01(c) and 1.01(d) hereof.

Section 4.15  Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of Intellamed or the Division, as applicable, threatened against Intellamed or the Division, as applicable, at law or in equity or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign with respect to the Acquired Assets or the Division.

Section 4.16  No Brokers or Finders. Except as set forth in Schedule 4.16, there are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement, based on any arrangement,

EXECUTION COPY

understanding, commitment or agreement made by or on behalf of Intellamed or the Division, as applicable, obligating Intellamed or the Division, as applicable, or UHS to pay such claim.

Section 4.17  Employees.

(a) Each of Intellamed and the Division, as applicable, has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, nondiscrimination and the payment of social security and other Taxes. To the knowledge of Intellamed or the Division, as applicable, no officer or manager of the Division has any present intention to terminate his or her employment, or is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any party besides such entity that would be material to the performance of such employee’s employment duties, or the ability of Intellamed or the Division to conduct the business of such entity. No labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the knowledge of Intellamed or the Division, as applicable, threatened. There is no workman’s compensation liability, experience or matter outside the ordinary course of business. There is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by Intellamed or the Division, as applicable, or any officer or director thereof, of any law, regulation or contract; and no employee or agent of the Division has committed any act or omission giving rise to material liability for any such violation or breach. No employee, officer or manager of the Division is excluded, suspended or otherwise ineligible to participate in any federal or state health care program or in any state or federal procurement/non-procurement program; has received notice that the government proposes to exclude or debar such employee, officer or manager from participation in any federal or state health care program or procurement/non-procurement program; or is the subject of or otherwise part of any ongoing federal or state health care investigation.

(b) Schedule 4.17(b) lists all employees of the Division who hold a temporary work authorization, including but not limited to H-1B, L-1, F-1 or J-1 visas or work authorizations (collectively, the “Work Permits”), setting forth the name of each employee, the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that Intellamed provided to the Department of Labor, the Immigration and Naturalization Service or the Department of Homeland Security (collectively, the “Department”) in the application for such Work Permit was, to Intellamed’s knowledge, true and complete at the time of filing and is, to Intellamed’s knowledge, true and complete as of the date hereof. Intellamed received the appropriate notice of approval from the Department with respect to each such Work Permit. Intellamed has not received any notice from the Department or any other governmental authority that any Work Permit has been revoked. There is no action pending or threatened in writing to revoke or adversely modify the terms of any of the Work Permits. Except as set forth in Schedule 4.17(b), the Division has no current employee who is (i) a non-immigrant employee whose status would terminate or otherwise be affected by the business transaction consummated under this Agreement, or (ii) an alien who is authorized to

EXECUTION COPY

work in the United States on a non-immigrant status. For each employee of the Division hired after November 6, 1986, Intellamed has retained an Immigration and Naturalization Service Form I-9, completed in accordance with the applicable rules and regulations.

Section 4.18  Insurance. Schedule 4.18 lists and details each insurance policy maintained by Intellamed or the Division, as applicable, with respect to the Acquired Assets and the conduct and operation of the Division and sets forth the date of expiration of each such insurance policy. All such insurance policies are, and until the Closing Date shall be, in full force and effect.

Section 4.19  Compliance with Laws; Permits. Each of Intellamed and the Division, as applicable, has complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the Division, the Acquired Assets or any leased properties of Intellamed or the Division, as applicable, and to which Intellamed or the Division, as applicable, may be subject (including, without limitation, any state or federal acts, including rules and regulations thereunder, regulating or otherwise affecting, equal employment opportunity, employee health and safety or the environment); and no claims have been filed by any such governments or agencies against Intellamed or the Division, as applicable, alleging such a violation of any such law or regulation which have not been resolved to the satisfaction of such governments or agencies. Neither Intellamed nor the Division, as applicable, is relying on any exemption from or deferral or qualification of any such applicable law, regulation or other requirement that would not be available to UHS after it acquires the Acquired Assets. Except as set forth in Schedule 4.19, Intellamed or the Division, as applicable, holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct and operation of the Division. Neither Intellamed nor the Division, as applicable, has made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder Intellamed or the Division, as applicable, in connection with any actual or proposed transaction.

Section 4.20 Intellectual Property Rights; Software.

(a) “Intellectual Property Rights” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereto, (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and

EXECUTION COPY

confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including source code, executable code, data, databases, and related documentation), (vii) all advertising and promotional materials, (viii) all other proprietary rights, and (ix) all copies and tangible embodiments thereof (in whatever form of medium) (collectively, “Intellectual Property Rights”). Schedule 4.20 lists all Intellectual Property Rights that are held by Intellamed or the Division, as applicable, in the conduct and operation of the Division.

(b) Neither Intellamed nor the Division, as applicable, has received any notice of any infringement, misappropriation or violation by Intellamed or the Division, as applicable, of any Intellectual Property Rights of any third parties and neither Intellamed nor the Division, as applicable, has infringed, misappropriated or otherwise violated any such Intellectual Property Rights; and with respect to the S2 software which constitutes an Acquired Asset, no infringement, illicit copying, misappropriation or violation has occurred or shall occur with respect to the conduct and operation of the Division as the Division is now being conducted or solely as a result of the transaction contemplated by this Agreement.

(c) Intellamed and the Division, as applicable, own or license under valid license agreements all of the software required for the conduct and operation of the Division as the Division is now being conducted or planned to be conducted and these license agreements are listed on Schedule 4.20.

(d) Intellamed and the Division, as applicable, have taken all reasonable and necessary actions to maintain and protect all Intellectual Property Rights held by Intellamed or the Division, as applicable, in the conduct and operation of the Division and shall continue to maintain and protect all such Intellectual Property Rights prior to Closing so as not to adversely affect the validity or enforceability thereof. To the knowledge of Intellamed and the Division, as applicable, the owners of any Intellectual Property Rights licensed to Intellamed or the Division, as applicable, have taken all necessary and desirable actions to maintain and protect the Intellectual Property Rights covered by such license.

(e) Intellamed and the Division, as applicable, have complied with and are presently in compliance with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property Rights and shall take all steps necessary to ensure such compliance until Closing, the violation of which would have a Material Adverse Effect.

Section 4.21  Customers and Suppliers. Schedule 4.21 lists all the customers and all the suppliers of Intellamed or the Division, as applicable, with respect to the conduct and operation of the Division for the each of the first 10 months of 2006 and the year 2005 and sets forth opposite the name of each such customer the revenues with respect to Intellamed or the Division, as applicable, and as specified therein, attributable to such customer for each such year. Since December 31, 2006, no customer or supplier listed in Schedule 4.21 has indicated that it shall stop or decrease the rate of business

EXECUTION COPY

done with Intellamed or the Division, as applicable. The services provided to the customers of Intellamed or the Division, as applicable, are consistent with their respective contracts and satisfy the performance expectations of the customers thereunder, respectively.

Section 4.22 Employee Benefits.

(a) All employee benefit plans (as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (collectively, “ERISA”)) and all material benefit programs or practices providing for bonuses, incentive compensation, vacation pay, insurance, restricted stock, stock options, employee discounts or passes, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Internal Revenue Code of 1986, as amended (collectively, the “Code”)) to present or former employees, officers or independent contractors of Intellamed, that are not employee benefit plans within the meaning of Section 3(3) of ERISA, in each case, maintained or contributed to by Intellamed and applicable to employees of Intellamed as well as all related trusts, insurance contracts, or funds (collectively, “Employee Plans”) have been maintained, funded and administered in all material respects in compliance with the documents and instruments governing the Employee Plans, and comply in form and operation in all material respects with the applicable requirements of the Code, ERISA, and other applicable law. All premiums, contributions or other payments due for all periods ending before the Closing Date have been paid (or, with respect to those not yet due, shall have been paid on or before the applicable due date) with respect to each Employee Plan within the time periods prescribed by applicable law.

(b) Each Employee Plan (and its related trust) that is intended to meet the qualification requirements of Code Section 401(a) (hereinafter a “Pension Plan”) has received a determination letter, or an opinion letter upon which the Pension Plan is entitled to rely, from the Internal Revenue Service that such Employee Plan satisfies such qualification requirements and nothing has occurred since the date of such determination or opinion letter that could adversely affect the qualified status of such Employee Plan.

(c) Except as set forth in Schedule 4.22, Intellamed has no individuals (i) receiving continuation coverage pursuant to Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B or applicable state law (collectively, “COBRA”) under any group health plan maintained by Intellamed; (ii) to whom COBRA continuation coverage has been offered but not yet elected; or (iii) to whom COBRA continuation coverage shall be offered in connection with the transactions contemplated by this Agreement but with respect to whom the deadline for providing notice for such coverage has not yet passed.

(d) Neither Intellamed nor any ERISA Affiliate maintains or contributes to or has ever maintained or contributed to a “defined benefit plan” within the meaning of Section 3(35) of ERISA or a “multiemployer plan” within the meaning of Section 3(37) of ERISA. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

EXECUTION COPY

Section 4.23  Government Contracts.  With respect to any Government Contracts, there is no (a) civil fraud or criminal acts or bribery, or any other violation of law by Intellamed or any of its directors, officers, or employees, (b) pending criminal investigation by any Government Entity, (c) any misstatement or omission by Intellamed under any Government Contracts, (d) request by a Government Entity for a contract price adjustment based on a claimed disallowance by any Governmental Entity or a claim of defective pricing, (e) dispute between Intellamed and a Governmental Entity which has resulted in a government contracting officer’s adverse final decision or (f) termination by a Governmental Entity for default by Intellamed of any Government Contract, or (g) claim or request for equitable adjustment by Intellamed against a Governmental Entity. There is or has been no termination for default or convenience, cure notice, or show cause notice issued by the United States Government or by any prime contractor or subcontractor, in writing, with respect to performance by Intellamed as a subcontractor of any portion of the obligation of a Government Contract which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Intellamed. Intellamed has complied with all material terms and conditions of its Government Contracts. Neither Intellamed nor any of Intellamed’s directors, officers, or employees is or has been debarred or suspended from participation in the award of contracts with any Governmental Entity or has been declared nonresponsible in the last five (5) years. “Government Contracts” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, bid, change order or other commitment or funding vehicle between Intellamed and (i) a Governmental Entity, (ii) any prime contractor to a Governmental Entity or (iii) any subcontractor with respect to any contract described in the foregoing clause (i) or (ii). “Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

Section 4.24  Computer and Technology Security. Intellamed has taken all reasonable steps to safeguard the information technology systems utilized in the operation of the business of Intellamed, including the Division, including the implementation of procedures designed to ensure that such information technology systems are free from any disabling codes or instructions, time, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components that in each case permit unauthorized disablement or unauthorized erasure of data or other software by a third party, and to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

Section 4.25  Certain Business Relationships with the Division. Except as set forth in Schedule 4.25, none of the shareholders of Intellamed and all of Intellamed’s subsidiaries as set forth in Schedule 4.06, nor the directors, officers, employees and shareholders of Intellamed, and the Division’s officers and employees has been involved in any business arrangement or relationship with the Division within the past 12 months, and none of the shareholders of Intellamed and all of Intellamed’s subsidiaries as set forth in Schedule 4.06, nor the directors, officers, employees and shareholders of Intellamed and the Division’s officers and

EXECUTION COPY

employees own any asset, tangible or intangible, that is used in the conduct and operation of the Division.

Section 4.26  Data Privacy.

(a) The collection, use, transfer, import, export, storage, disposal, and disclosure by Intellamed and the Division, as applicable, of personal information or other information relating to persons protected by law has not violated and, if performed after Closing in substantially the same manner as performed immediately prior to Closing, shall not violate any applicable local, state, federal or foreign law relating to data collection, use, privacy, or protection (including, without limitation, any requirement arising under any constitution, state, code, treaty, decree, rule, ordinance or regulation) (collectively, the “Data Laws”). Each of Intellamed and the Division, as applicable, has complied with, and is presently in compliance with, its privacy policies, which policies comply with all Data Laws. The transactions contemplated by this Agreement shall not result in the violation of any Data Laws, or the privacy policies of Intellamed or the Division, as applicable.

(b) Without limiting the generality of the foregoing, each of Intellamed and the Division, as applicable, is in material compliance with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

(c) There is no complaint, audit, proceeding, investigation, or claim against or, to the knowledge of Intellamed and the directors and officers (and employees with responsibility for data privacy matters) of Intellamed, threatened against, by any governmental authority, or by any party respecting the collection, use, transfer, import, export, storage, disposal, and disclosure of personal information by any party in connection with Intellamed or the Division, as applicable, or the business thereof. There have been no security breaches compromising the confidentiality or integrity of personal information.

Section 4.27  Disclosure. The representations and warranties contained in this Article IV are true and correct in all material respects and, taken together with the Disclosure Schedule, do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no material fact known to Intellamed or the Division, as applicable, which has not been disclosed to UHS pursuant to this Agreement and the Disclosure Schedule.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF UHS

UHS hereby represents and warrants to Intellamed that:

Section 5.01  Incorporation and Corporate Power. UHS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

Section 5.02  Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by UHS and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other

EXECUTION COPY

corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by UHS and constitutes the valid and binding obligation of UHS, enforceable in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.03  No Breach.Except for the Amended and Restated Credit Agreement dated as of May 26, 2005 among UHS and General Electric Capital Corporation as agent for the lenders and the other lenders party thereto, the execution, delivery and performance of this Agreement by UHS and the consummation by UHS of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of UHS, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Certificate of Incorporation or Bylaws of UHS or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which UHS is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which UHS is subject.

Section 5.04  Governmental Authorities; Consents. Except as set forth in Schedule 4.03, UHS is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by UHS in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

Section 5.05  No Brokers or Finders. There are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement, based on any arrangement, understanding, commitment or agreement made by or on behalf of UHS, obligating UHS or Intellamed or the Division, as applicable, to pay such claim.

Section 5.06  Investment. UHS: (a) understands that the Note has not been, and shall not be, registered under the Securities Act of 1933, as amended (collectively, the “Securities Act”), or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for a transaction not involving any public offering, (b) is acquiring the Note solely for its own account for investment purposes, and not with a view to the distribution thereof, (c) has received certain information concerning Intellamed and has had the opportunity obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Note, (d) is able to bear the economic risk and lack of liquidity inherent in holding the Note, and (e) is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

Section 5.07  Funds. UHS has access to adequate funds to consummate the transactions contemplated herein.

EXECUTION COPY

Section 5.08  No Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of UHS, threatened against UHS at law or in equity or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which could reasonably be expected to adversely affect UHS’s ability to consummate the transactions contemplated by this Agreement or adversely affect the validity or enforceability of this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.01  Pre-Closing Covenants

(a) Each of the parties shall use its best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

(b) Intellamed shall give (and shall cause the Division to give) any notices to third parties, and Intellamed shall use its best efforts (and shall cause the Division to use its best efforts) to obtain any third party consents that UHS may request in connection with the matters referred to in Section 4.03. Each of the parties shall (and Intellamed shall cause the Division to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals, of governments and governmental agencies in connection with the matters referred to in Section 4.03 and Section 5.04. UHS shall cooperate with and assist Intellamed in obtaining those consents referred to in Section 4.03.

(c) Intellamed shall not cause or permit the Division to engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Intellamed shall not engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.09.

EXECUTION COPY

(d) Intellamed shall cause the Division to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees. Intellamed and UHS shall cooperate to jointly visit key customers to advise them of the transactions contemplated hereby and to introduce them to the officers, managers, employees and agents of UHS.

(e) Intellamed shall permit (and shall cause the Division to permit) representatives of UHS to have full access during Intellamed’s regular business hours, and in a manner so as not to interfere with the normal business operations of the Division, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Division.

(f) Each party shall give prompt written notice to the other party of any material adverse development causing a breach of any of its own representations and warranties in Articles IV and V herein. No disclosure by any party pursuant to this Section 6.01(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Intellamed shall not (and shall not cause or permit the Division to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any third party relating to the substantial portion of the assets of the Division or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any third party to do or seek any of the foregoing. Intellamed shall notify UHS within 48 hours if any third party makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(h) Prior to the Closing, Intellamed shall take such actions are necessary to deliver the Acquired Assets free and clear of all liens and encumbrances thereon including, without limitation, obtaining UCC-3 termination statements for all financing statements encumbering the Acquired Assets.

(i) If required by UHS in its sole discretion, Intellamed and UHS shall obtain the audited financial statements of Intellamed which satisfy the requirements of Item 9.01 of Regulation S-K in connection with the current report on Form 8-K under Item 2.01 of Regulation S-K that UHS shall file with respect to the completion of the transactions contemplated hereby. UHS shall pay all costs of such audit.

(j) Intellamed shall furnish UHS with a copy of the Intellamed income statement for the year ended December 31, 2006, which (i) shall be based upon the information contained in the books and records of Intellamed, (ii) shall fairly present the pre-tax earnings of Intellamed for the year ended December 31, 2006 and (iii) was prepared in accordance with generally accepted accounting principles consistently applied.

(k) Intellamed shall provide documentation reasonably satisfactory to UHS confirming that the Government Contracts are in compliance with 13 CFR 125.6.

Section 6.02  Use of Name of the ICMS Division. For purposes of effecting the transition of the Division from Intellamed to UHS, UHS shall have the right to use all of the trade names, trademarks and logos or other Intellectual Property Rights owned by Intellamed or the Division,

EXECUTION COPY

as applicable, and currently used in the conduct and operation of the Division. No royalty or other fees shall be payable by UHS to Intellamed for the right to use such Intellectual Property Rights.

Section 6.03  Taxes. Intellamed shall pay all applicable transfer and sales taxes associated with the sale of the Acquired Assets to UHS.

Section 6.04  Waiver of Compliance with Bulk Sales Laws. UHS hereby waives any requirement that Intellamed comply with the bulk sales laws in any jurisdiction in connection with the transactions contemplated by this Agreement, and in exchange therefor, Intellamed agrees to pay, honor and discharge when due any claims (other than the Assumed Liabilities) asserted against UHS by reason of such noncompliance.

Section 6.05  Post-Closing Covenants. The parties agree as follows with respect to the period following the Closing:

(a) In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the parties shall take such further actions (including the execution and delivery of such further instruments and documents) as the other party may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor as provided herein). Intellamed acknowledges and agrees that from and after the Closing, UHS shall be entitled to possession of all documents, books, records (excluding Tax and accounting records, but including all records relating to the customers and employees of Intellamed), agreements, and financial data or any sort relating to the Division.

(b) Intellamed shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Division from maintaining the same business relationships with UHS and the Division after the Closing as it maintained with the Division prior to the Closing. Intellamed shall refer all customer inquiries relating to the Division to UHS from and after the Closing.

(c) Intellamed shall treat as confidential and hold as such any information concerning the business and affairs of the Division and of UHS (collectively, the “UHS Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement and solely for the purpose of preparing and filing of Intellamed’s Tax returns and compliance with financial reporting requirements, and deliver promptly to UHS or destroy, at the request and option of UHS, all tangible embodiments (and all copies) of the UHS Confidential Information that are in its possession. In the event that Intellamed is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any UHS Confidential Information, Intellamed shall notify UHS promptly of the request or requirement so

EXECUTION COPY

that UHS may seek an appropriate protective order or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, Intellamed is, on the advice of counsel, compelled to disclose any UHS Confidential Information to any tribunal or else stand liable for contempt, Intellamed may disclose the UHS Confidential Information to the tribunal; provided, however, that Intellamed shall use its best efforts to obtain, at the request of UHS, an order or other assurance that confidential treatment shall be accorded to such portion of the UHS Confidential Information required to be disclosed as UHS shall designate.

(d) UHS acknowledges that during the course of its investigations it will have access to confidential information of Intellamed other than information relating to or concerning in any way the Division. UHS shall treat as confidential and hold any information relating to or concerning the business and affairs of Intellamed that do not relate to or concern in any way the Division (the “Intellamed Confidential Information”), refrain from using any of the Intellamed Confidential Information except in connection with this Agreement, and deliver promptly to Intellamed or destroy, at the request and option of Intellamed, all tangible embodiments (and all copies) of the Intellamed Confidential Information that are in UHS’s possession. In the event that UHS is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Intellamed Confidential Information, UHS shall notify Intellamed promptly of the request or requirement so that Intellamed may seek an appropriate protective order or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, UHS is, on the advice of counsel, compelled to disclose any Intellamed Confidential Information to any tribunal or else stand liable for contempt, UHS may disclose the Intellamed Confidential Information to the tribunal; provided, however, that UHS shall use its best efforts to obtain, at the written request of Intellamed, an order or other assurance that confidential treatment shall be accorded to such portion of the Intellamed Confidential Information required to be disclosed as Intellamed shall designate in writing. The obligations under this subsection shall not apply to Intellamed Confidential Information that, as of the date hereof, was in the public domain or its or becomes generally available in the public domain other than pursuant to a breach by UHS of the obligations under this subsection.

(e) UHS shall permit representatives of Intellamed to have access, at reasonable times during regular business hours and in a manner so as not to interfere with the regular business operations of UHS, to the books and records of the Division after the Closing Date for a Tax or accounting purpose.

Section 6.06  Employees; Employee Benefits. Subject to the limitations set forth in Section 9.13 of this Agreement (that is, no party other than a party hereto shall have any rights as a third party beneficiary of this Agreement):

(a) As of or prior to the Closing, but subject to the consummation of the transactions contemplated by this Agreement and subject to normal drug testing and other screening utilized by UHS in connection with its ordinary hiring practices, UHS shall make a determination as to whether to offer full-time employment to each of the individuals who is actively employed by Intellamed in direct connection with the Division (and those inactive

EXECUTION COPY

employees of Intellamed in direct connection with the Division who as of the Closing Date were not actively employed due to vacation, sick leave and other authorized leaves of absence), on the Closing Date and identified in Schedule 6.06 (each, an “Offer Employee”).  Such offers shall be made in accordance with the following provisions:  (i) the date on which the employment by UHS of each Offer Employee who accepts such offer of employment shall become effective (the “Effective Date of Employment”) shall be the first business day after the Closing Date on which each such Offer Employee reports to work with UHS for active duty (each such Offer Employee who becomes so employed by UHS hereinafter being referred to as a “Hired Employee” from and after the Effective Date of Employment), and (ii) the initial salary and base wage compensation payable to each Hired Employee as of the Effective Date of Employment shall be not less than the amount set forth in Schedule 6.06 for such Hired Employee.  Each Hired Employee shall enter into a Noncompetition Agreement with UHS that is provided by UHS. On and after the Closing, until at least the first anniversary of the Closing, UHS shall provide the Hired Employees with salary and benefit plans, programs and arrangements comparable in the aggregate to those currently provided by UHS to its own similarly situated employees.

(b) On the Closing Date, Intellamed shall provide written notice to all of the Offer Employees who UHS has determined to hire indicating that their employment by Intellamed shall terminate at the close of business on the Closing Date.

(c) UHS shall not adopt, contribute to, have any liability with respect to, or in any other manner accept or continue responsibility or liability for the administration or funding of any Employee Plans. There shall be no spin-off of either liabilities or assets from any Employee Plans to any plan covering employees on and after Closing. After the Closing Date, Intellamed shall maintain a group health plan for at least the maximum period that post-employment continuation coverage must be available to any and all “M&A qualified beneficiaries” (as that term is defined under COBRA regulations or similar applicable state law) with respect to the sale of assets.  UHS shall not be a successor employer under such COBRA regulations or similar applicable state law.

(d) Any Hired Employee who becomes a participant in any employee benefit plan of UHS or any of its affiliates shall be given credit under such plan for the last continuous period of service with Intellamed prior to the Closing for purposes of determining eligibility to participate and vesting in benefits but for no other purpose (including, without limiting the generality of the foregoing, the accrual of benefits).

(e) UHS shall be responsible and assume all liability for all notices or payments due to any Hired Employees, and all notices, payments, fines or assessments due to any governmental authority, under any applicable law with respect to the employment, discharge or layoff of employees by UHS after the Closing, including but not limited to, the WARN Act and any rules or regulations as have been issued in connection with the foregoing.

(f) UHS agrees that, upon the Closing, each Hired Employee shall be eligible to participate in a group health plan (as defined in Section 5000(b)(1) of the Code) subject to the terms and conditions thereof; provided, however, such obligation of UHS is contingent on Intellamed furnishing sufficient information in sufficiently usable form to enable UHS to reasonably administer its plan.

EXECUTION COPY

(g) Intellamed and UHS shall provide each other with such documents, employee data and other information as may be reasonably required to carry out the provisions of this Section 6.06.

Section 6.07  Government Contracts. With respect to the period between the date hereof and the Closing, Intellamed agrees that Intellamed shall:

(a) terminate the Subcontract Agreement between Intellamed and Sustainment Technologies, Inc. (“STI”)dated October 1, 2006 (the “Sustainment Subcontract”); and

(b) amend those subcontracts with STI and VW International, Inc. (“VWI”) set forth and in the manner described in Schedule 6.07 hereto to make clear that the contracting relationship between Intellamed as subcontractor and STI and VWI as prime contractors in each instance so that (i) Intellamed only is responsible for billing the prime contractor for services provided by Intellamed and the amount of each subcontract shall be amended to reflect such change, (ii) Intellamed is not required to pay a percentage sharing pursuant to the Sustainment Subcontract and (iii) Intellamed shall receive payment from the applicable prime contractor in each instance.

Section 6.08  Noncompetition. For a period of five (5) years from and after the Closing Date, Intellamed shall not engage directly or indirectly in any business that the Division conducts as of the Closing Date in any geographic area in which the Division conducts that business as of the Closing Date; provided, however, that no owner of less than one percent (1%) of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.08 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 6.09  Account Collection. After Closing, UHS will promptly remit to Intellamed any collections received by UHS on accounts receivable of the Division belonging to Intellamed. For six months after Closing (or such earlier date by which all Intellamed accounts receivable as of the Closing Date have been collected), UHS shall provide to Intellamed a monthly report (within 15 days after the close of each month) of collections from customers (by customer) who were customers of Intellamed as of the Closing Date. All payments received by UHS after Closing from customers who were customers as of the Closing Date shall be allocated first to outstanding accounts receivable of Intellamed, unless the customer specifically identifies payment to a UHS post-Closing invoice.

EXECUTION COPY

After Closing, UHS agrees to use commercially reasonable efforts to assist Intellamed in collecting its outstanding accounts receivables.

ARTICLE VII

CONDITIONS TO OBLIGATION TO CLOSE

Section 7.01  UHS. The obligation of UHS to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties set forth in Article IV shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain the term “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects at and as of the Closing Date;

(b) Intellamed shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain the term “Material Adverse Effect” in which case Intellamed shall have performed and complied with all of such covenants (as so written, including the term “material”) in all respects through the Closing;

(c) Intellamed and the Division shall have procured all of the third party consents specified in Section 6.01(b);

(d) No action, suit, or proceedings shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) adversely affect the right of UHS to own the Acquired Assets and to operate the Division;

(e) Intellamed shall have delivered to UHS a certificate to the effect that each of the conditions specified above in Section 7.01(a)-(d) is satisfied in all respects;

(f) Intellamed and UHS shall have entered into a Joint Promotion Agreement and a Transition Services Agreement as set forth in Exhibit E and Exhibit F in the form substantially attached hereto, respectively, and the same shall be in full force and effect;

(g) Each of (i) David Hickson and (ii) Kenny Loveless and E. Bernard Bartoszek, on one hand, and UHS on the other hand, shall have entered into Noncompetition Agreements in form and substance as set forth in Exhibit G and Exhibit H in the form substantially attached hereto, respectively, and the same shall be in full force and effect;

(h) Intellamed shall have delivered to UHS a certificate of the secretary or an assistant secretary of Intellamed, dated the Closing Date, in form and substance reasonably

EXECUTION COPY

satisfactory to UHS, as to: (i) the Articles of Incorporation of Intellamed since the date hereof; (ii) the Bylaws of Intellamed; (iii) the resolutions of the board of directors of Intellamed authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Intellamed executing this Agreement or any other agreement contemplated by this Agreement;

(i) Intellamed shall have delivered to UHS the Customer List;

(j) Henry Remschel and UHS shall have entered into an Employment Letter Agreement and a Noncompetition Agreement in form and substance as set forth in Exhibit I and Exhibit J in the form substantially attached hereto, respectively; and

(k) James Stracener and UHS shall have entered into an Employment Letter Agreement and a Noncompetition Agreement as set forth in Exhibit K and Exhibit L in the form substantially attached hereto, respectively.

UHS may waive any condition specified in this Section 7.01 if it executes a writing so stating at or prior to the Closing.

Section 7.02  Intellamed.  Intellamed’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties set forth in Article V shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain the term “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects at and as of the Closing Date;

(b) UHS shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain the term “Material Adverse Effect,” in which case UHS shall have performed and complied with all of such covenants (as so written, including the term “material”) in all respects through the Closing;

(c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d) UHS shall have delivered to Intellamed a certificate to the effect that each of the conditions in Section 7.02(a)-(c) is satisfied in all respects;

(e) Intellamed and UHS shall have entered into a Joint Promotion Agreement and a Transition Services Agreement in form and substance as set forth in Exhibit E and Exhibit F in the form substantially attached hereto, respectively, and the same shall be in full force and effect;

EXECUTION COPY

(f) Each of (i) David Hickson and (ii) Kenny Loveless and E. Bernard Bartoszek, on one hand, and UHS on the other hand, shall have entered into Noncompetition Agreements in form and substance as set forth in Exhibit G and Exhibit H in the form substantially attached hereto, respectively, and the same shall be in full force and effect;

(g) Henry Remschel and UHS shall have entered into an Employment Letter Agreement and a Noncompetition Agreement in form and substance as set forth in Exhibit I and Exhibit J in the form substantially attached hereto, respectively; and

(h) James Stracener and UHS shall have entered into an Employment Letter Agreement and a Noncompetition Agreement as set forth in Exhibit K and Exhibit L in the form substantially attached hereto, respectively.

Intellamed may waive any condition specified in Section 7.02 if it executes a writing so stating at or prior to the Closing.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.01  Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in this Agreement, except for the representations and warranties contained in Section 4.13 and in Section 4.23, shall survive the Closing for the greater of the following periods: (a) two (2) years from the Closing Date, or (b) with respect to any specific representation or warranty under which UHS shall have made a claim for indemnification hereunder prior to the second anniversary of the Closing Date and as to which such claim has not been completely and finally resolved prior to the second anniversary of the Closing Date, such representation or warranty shall survive for the period of time beyond the second anniversary of the Closing Date sufficient to resolve, completely and finally, the claim relating to such representation or warranty. The representations and warranties contained in Section 4.13 shall survive the Closing for a period of six (6) months after all applicable statutes of limitations with respect to any claims governing the respective matters set forth therein have expired. The representations and warranties in Section 4.23 shall survive the Closing for a period of six (6) years or, if longer, the applicable statute of limitations under the False Claims Act.

Section 8.02  Indemnification by Intellamed.

(a) Intellamed agrees to indemnify UHS with respect to, and hold UHS harmless from, any loss, liability or expense (including, but not limited to, reasonable legal fees) (collectively, “Losses”) and Tax (including interest and penalties) which UHS may directly or indirectly incur or suffer by reason of, or which results, arises out of or is based upon (i) any breach of the representations or warranties of Intellamed or the Division, as applicable, contained in this Agreement or in any Exhibits, any portion of the Disclosure Schedule, certificates or other documents delivered or to be delivered by or on behalf of Intellamed or the Division, as applicable, pursuant to the terms of this Agreement (collectively, the “Intellamed Related

EXECUTION COPY

Documents”), (ii) any breach of, or failure to perform, any agreement of either Intellamed or the Division, as applicable, contained in this Agreement or the Intellamed Related Documents, (iii) any liability relating to or arising out of the conduct of the Division prior to the Closing Date which is not specifically assumed by UHS pursuant to this Agreement, and (iv) the amount of accounts receivable outstanding as of the Closing Date that have been earned but not collected by Intellamed. Except with respect to breaches of the representations and warranties contained in Section 4.13 and in Section 4.23, no claim shall be made for indemnification pursuant to this Section 8.02(a) unless written notice of such claim is given by UHS pursuant to Section 8.02(c) on or prior to the second anniversary of the Closing Date.

(b) Indemnification by UHS. UHS agrees to indemnify Intellamed with respect to, and hold Intellamed harmless from, any Losses which Intellamed may directly or indirectly incur or suffer by reason of, or which results, arises out of or is based upon (i) any breach of the representations or warranties of UHS contained in this Agreement or in any Exhibits, any portion of the Disclosure Schedule, certificates or other documents delivered or to be delivered by or on behalf of UHS pursuant to the terms of this Agreement (collectively, the “UHS Related Documents” and, together with the Intellamed Related Documents, the “Related Documents”), (ii) any breach of, or failure to perform, any agreement of UHS contained in this Agreement or the UHS Related Documents and (iii) any Assumed Liability on or after the Closing Date. No claim shall be made for indemnification pursuant to this Section 8.02(b) unless written notice of such claim is given by Intellamed pursuant to Section 8.02(c) on or prior to the second anniversary of the Closing Date.

(c) Notice of Claim. If a party has a claim for indemnification under this Section 8.02 (an “Indemnified Party”), it shall deliver to the party or parties from whom indemnification is to be sought (the “Indemnifying Party”) one or more written notices of Losses. Any written notice shall state in reasonable detail the basis for such Losses to the extent then known by the Indemnified Party and the nature of the Loss for which indemnification is sought, and, if known, the amount of the Loss claimed. With respect to any such written notice (or any amended notice) that relates to any other Loss for which indemnification is claimed pursuant to this Section 8.02, if such notice (or amended notice) states the amount of the Loss claimed and Indemnifying Party (or, in the case of Intellamed) notifies the Indemnified Party that the Indemnifying Party does not dispute the claim described in such notice or fails to notify the Indemnified Party within 20 business days after delivery of such notice whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in such notice shall be admitted by the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party. If the Indemnifying Party shall have disputed the liability of the Indemnifying Party with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate, for a period of 60 days, a resolution of such dispute. If a written notice does not state the amount of the Loss claimed, such omission shall not preclude the Indemnified Party from recovering from the Indemnifying Party the amount of the Loss with respect to the claim described in such notice. In order to assert its right to indemnification under this Section 8.02, an Indemnified Party shall not be required to provide any notice except as provided in this Section 8.02(c).

(d) Legal Proceedings. In the case of a claim pursuant to this Section 8.02 that relates to any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding,

EXECUTION COPY

litigation or suit (whether civil, criminal, administrative, investigative or informal) instituted by any third party arising out of, relating to or constituting any matter that would give rise to a claim for indemnification pursuant to Section 8.02(a) or Section 8.02(b), the Indemnified Party shall promptly deliver to the Indemnifying Party written notice of the commencement of the proceeding. Such written notice shall have attached thereto the complaint or other papers pursuant to which the third party commenced such proceeding. The failure to give prompt written notice shall not affect any Indemnified Party’s right to indemnification unless such failure has materially and adversely affected the Indemnifying Parties’ ability to defend such proceeding. The Indemnifying Party may, at its option and expense, defend any such proceeding. If the Indemnifying Party elects to defend the proceeding, it shall have full control over the conduct of such proceeding, although the Indemnified Party shall have the right to retain legal counsel at is own expense and shall have the right to approve any settlement of any dispute giving rise to such proceeding, provided that such approval may not be withheld unreasonably. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in such proceeding.

(e) Payment. The Indemnifying Party shall pay the amount of any Loss to the Indemnified Party within 30 days following the determination of the Indemnifying Party’s liability for a Loss and the amount of such Loss (whether such determination is made pursuant to the procedures set forth in this Section 8.02, by agreement between the parties or by final adjudication).

(f) Sole Remedy. After the Closing, the rights set forth in this Section 8.02 shall be the parties’ sole and exclusive remedies for breach or inaccuracy of any of the representations and warranties contained in Articles IV and V and in the Related Documents. Notwithstanding the foregoing, nothing herein shall prevent a party from bringing an action based upon allegations of fraud or intentional misconduct by any other party with respect to this Agreement and the Related Documents. In the event such action is brought, the prevailing party’s attorneys’ fees and costs shall be paid by the nonprevailing party. With respect to any breach of any agreement contained in this Agreement or any of the Related Agreements (other than a breach or inaccuracy in any of the representations and warranties referred to above), the parties shall have available to them all remedies available under applicable law, whether in a proceeding at law or in equity.

ARTICLE IX

MISCELLANEOUS

Section 9.01  Press Releases and Announcements. Neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Intellamed without the prior written approval of the other party hereto, except that UHS may make any public disclosure it believes in good faith is required by applicable law, in which case UHS shall make reasonable efforts to consult with Intellamed prior to making such disclosure.

Section 9.02  Expenses.  Except as otherwise expressly provided for herein, Intellamed and UHS shall pay all of their own expenses (including their respective attorneys’ and accountants’ fees), in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

EXECUTION COPY

Section 9.03  Further Assurances. Each of Intellamed and UHS agrees that, on and after the Closing Date, it shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

Section 9.04  Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

Section 9.05  Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by telecopier, by overnight delivery service or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

if to UHS:

Universal Hospital Services, Inc.
7700 France Avenue South, Suite 275
Edina, MN 55435-5228
Attention: CEO
With copies to General Counsel
Fax: (952) 893-3237

if to Intellamed:

Intellamed, Inc.
1716 Briarcrest Drive, Suite 800
Bryan, TX 77802
Attention: CEO
Fax: (979) 260-7895

EXECUTION COPY

with a copy to:
Edward T. Laborde Jr., Esq.
Winstead Sechrest & Minick P.C.
919 Milam Street, Suite 2400
Houston, TX 77002
Fax: (713) 650-2400

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; five business days after being deposited in the mail, if delivered by mail, postage prepaid; when receipt electronically acknowledged, if faxed or telecopied; and the next business day after being delivered to an overnight delivery service.

Section 9.06  Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

Section 9.07  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 9.08  Complete Agreement. This Agreement, the Exhibits and the Disclosure Schedule hereto and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 9.09  Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

Section 9.10  Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Minnesota shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

Section 9.11 Knowledge. “Knowledge” means that an individual has actual knowledge of or reasonably should have known about a particular fact or other matter. With respect to Intellamed, any of Intellamed’s subsidiaries as set forth in Schedule 4.06 or the Division, such individual refers to any of David Hickson, Kenny Loveless, E. Bernard Bartoszek, Henry Remschel, James Stracener and Keith Kuttler. With respect to UHS, such individual refers to any of Gary Blackford, Rex Clevenger, Tim Kuck and Diana Vance-Bryan.

Section 9.12  Specific Performance. Each party acknowledges and agrees that the other party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached, so that a party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement

EXECUTION COPY

and the terms and provisions hereof in addition to any other remedy to which such party may be entitled, at law or in equity. In particular, the parties acknowledge that the business of Division is unique and recognize and affirm that in the event Intellamed breaches this Agreement, money damages would be inadequate and UHS would have no adequate remedy at law, so that UHS shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

Section 9.13  No Third Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any party other than a party hereto any rights, remedies, obligations or liabilities of any nature whatsoever.

[THE REST OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

UNIVERSAL HOSPITAL SERVICES, INC.

By	/s/ Tim W. Kuck
Its Senior Vice President

INTELLAMED, INC.

By	/s/ David Hickson, President
David Hickson, President

EXHIBIT A

EXECUTION COPY

PROMISSORY NOTE

This Note was originally issued on February 23, 2007, and has not been registered under the Securities Act of 1933, as amended.

$1,500,000	February 23, 2007

FOR VALUE RECEIVED, Intellamed, Inc., a Texas corporation (“Maker”), promises to pay to the order of Universal Hospital Services, Inc., a Delaware corporation (“Payee”, which term includes any subsequent holder hereof), in lawful money of the United States of America, the principal sum of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000) or, if less, the aggregate unpaid principal amount of all the Advances made by Payee pursuant to Section 2.03 of the Asset Purchase Agreement, dated as of February 23, 2007, by and between Maker and Payee (as the same has been or may be amended, restated or otherwise modified from time to time, the “Agreement”). This Note is subject to the terms and conditions of the Agreement, which are, by reference, incorporated herein and made a part hereof. Capitalized terms used in this Note without definition shall have the respective meanings given them in the Agreement. Upon the occurrence of any Event of Default, this Note, at the option of the Payee, shall bear interest until paid in full at an annual rate of ten percent (10%). Interest shall be calculated on the basis of a year of 360 days, as the case may be, and charged for the actual number of days elapsed. No provision of this Note shall require the payment or permit the collection of interest in excess of the rate permitted by applicable law.

I.	PAYMENTS

1.1	PAYMENTS DUE AND PAYABLE

The principal balance due under this Note shall be due and payable upon the earlier of (a) the Closing Date; or (b) as provided in Section 5.2 below. Interest on the unpaid principal balance of this Note, if any is due, shall be due and payable immediately after the Closing Date.

II.	MANNER OF PAYMENT

All payments of principal and interest on this Note shall be made by wire transfer of immediately available funds to an account designated by Payee in writing. If any payment of principal or interest on this Note is due on a day that is not a Business Day, such payment shall be due on the following Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Minnesota. Both principal and interest are payable in lawful money of the United States of America in immediately available funds.

III.	PREPAYMENT

With respect to all or any portion of the outstanding principal balance due under this Note, Maker, without premium or penalty, may at any time and from time to time, prepay such balance. Any partial prepayments shall be applied first against accrued and unpaid interest and the balance to principal.

IV.	CANCELLATION

This Note and any and all outstanding principal payments due hereunder shall be cancelled in full and Payee shall not be entitled to any further payment of principal under this Note if the Closing does not occur on or prior to the Closing Date due to the failure of UHS to satisfy the conditions set forth in Section 7.02 of the Agreement. In such event, Maker shall be excused from any obligation to repay any and all Advances made by Payee to Maker under Section 2.03 of the Agreement.

V.	DEFAULT

5.1	EVENT OF DEFAULT

The occurrence of any of the following events with respect to Maker shall constitute an event of default hereunder (each, an “Event of Default”):

(a) If Maker fails to pay when due any payment of principal or interest on this Note.

(b) If, pursuant to or within the meaning of the Untied States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

(c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 120 days.

(d) Delivery by the Payee to Maker of written notice alleging that any of the conditions to an Advance set forth in Section 2.03(b) of the Agreement has not been satisfied by the applicable deadline set forth in Section 2.03(b) of the Agreement.

(e) Any representation or warranty made by the Maker under or in connection with this Note or the Agreement shall prove to have been incorrect in any material respect when made.

5.2	REMEDIES

Upon the occurrence of the Event of Default hereunder (unless the Event of Default has been cured or waived by Payee), Payee may, at its option, (a) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance and (b) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Maker shall pay the reasonable attorney’s fees actually incurred by Payee in connection with Payee’s exercise of any of its rights or remedies under this Note; provided, however, that in the case of any of the occurrence of any of events described in paragraphs (b) or (c) above, this Note shall become automatically due and payable, including unpaid interest accrued hereon, without notice or demand. If this Note or any payment required to be made thereunder is not paid on the due date (whether at original maturity or following acceleration), the holder hereof shall have, in addition to any other rights it, he or she may have under applicable laws, the right to set off the indebtedness evidenced by this Note against any indebtedness of such holder to the Maker.

VI.	MISCELLANEOUS

6.1	REPRESENTATIONS AND WARRANTIES

The Maker warrants and represents to the Payee that (a) the execution and delivery of this Note, and the performance by the Maker of its obligations hereunder are within the Maker’s powers, and (b) this Note is the Maker’s legal, valid and binding obligation, enforceable in accordance with its terms, the making and performance of which does not and will not constitute a default under any law, any presently existing requirement or restriction imposed by judicial, arbitral or other governmental instrumentality or any agreement, instrument or indenture by which the Maker is bound.

6.2	WAIVER

The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege by Payee shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by Payee; (b) no waiver that may be given by Payee shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker shall be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

6.3	NOTICES

Any notice required or permitted to be given hereunder shall be given in accordance with Section 9.05 of the Agreement.

6.4	SEVERABILITY

If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

6.5	GOVERNING LAW

This Note shall be governed by and construed under the laws of the State of Minnesota without regard to conflicts-of-laws principles that would require the application of any other law. The Maker hereby submits itself to the jurisdiction of the courts of the State of Minnesota and the Federal courts of the United States located in such state in respect of all actions arising out of or in connection with the interpretation or enforcement of this Note, waives any argument that venue in such forums is not convenient and agrees that any actions initiated by the Maker shall be venued in such forums.

6.6	PARTIES IN INTEREST

This Note shall be binding in all respects upon Maker and inure to the benefit of Payee and its successors and any permitted assigns.

6.7	EXPENSES OF COLLECTION

The Maker agrees to reimburse the holder of this Note upon demand for all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, in connection with such holder’s enforcement of the obligations of the Maker hereunder.

IN WITNESS WHEREOF, Maker has duly executed and delivered this Note on the date first stated above.

INTELLAMED, INC.

By: /s/ David Hickson
Its President

EXHIBIT B - ALLOCATION OF PURCHASE PRICE

EXHIBIT C

BILL OF SALE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Intellamed, Inc., a Texas corporation (“Seller”), hereby sells, assigns and transfers to Universal Hospital Services, Inc., a Delaware corporation (“Buyer”), pursuant to the terms and conditions of that certain Asset Purchase Agreement by and between Seller and Buyer dated as of February ___, 2007 (the “Agreement”), all of its right, title and interest in and to each and all of the assets set forth in Section 1.01 of the Agreement, free and clear of all mortgages, liens, claims, charges, encumbrances, security interests, pledges or title retention agreements or leases of any kind or nature.

Notwithstanding anything to the contrary set forth or implied in the foregoing paragraph hereof, the assets set forth in Section 1.02 and Schedule 1.02 of the Agreement are specifically excluded from this Bill of Sale and are not being sold to Buyer.

The assets set forth in Section 1.01 of the Agreement are being transferred to Buyer without reservation or qualification, other than as may be specifically set forth in the Agreement, and Seller agrees to defend the sale of the assets and properties made hereby to Buyer against all persons lawfully claiming the whole or any part thereof.

Seller hereby agrees to take or cause to be taken all such other actions as may be necessary or appropriate, in Buyer’s reasonable discretion, to give effect to the sale, transfer, conveyance and assignment of the assets set forth in Section 1.01 of the Agreement to Buyer as contemplated by this Bill of Sale.

The provisions of this Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective successors and any permitted assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Bill of Sale without the written consent of the other party hereto.

This Bill of Sale is executed in accordance with the terms and conditions of the Agreement, and the terms of this Bill of Sale are subject to the terms and provisions of that Agreement.

Dated: _________, 2007

INTELLAMED, INC. By: ______________________________________________ Name: ____________________________________________ Title: _____________________________________________

2

EXHIBIT D

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS AGREEMENT, dated as of ______, 2007, between Intellamed, Inc., a Texas corporation (“Assignor”), and Universal Hospital Services, Inc., a Delaware corporation (“Assignee”).

WHEREAS, Assignor is the owner of the entire right, title and interest in, to and under that certain contracts, leases, commitment, agreements and other instruments (collectively, the “Assigned Agreements”) that are identified on Exhibit A attached hereto;

WHEREAS, Assignor desires to assign to Assignee, and Assignee desires to receive from Assignor, all of Assignor’s right, title and interest in, to and under the Assigned Agreements.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.  Assignor hereby transfers, assigns and conveys to Assignee, to the extent assignable by Assignor, Assignor’s entire right title and interest in, to and under the Assigned Agreements.

2.  Assignee hereby accepts the foregoing assignment and hereby assumes and agrees to pay, discharge and perform to the extent such Assigned Agreements are assignable by Assignor to Assignee all of the obligations and liabilities of Assignor under the Assigned Agreements arising after 12:01 a.m., Minneapolis, Minnesota time, on _______, 2007.

IN WITNESS WHEREOF, the parties herein have executed this agreement as of the date set forth in the first paragraph.

INTELLAMED, INC.

By: ______________________________________________
Name: ____________________________________________
Title: _____________________________________________

UNIVERSAL HOSPITAL SERVICES, INC.

By: ______________________________________________
Name: ____________________________________________
Title: _____________________________________________

EXHIBIT A

EXHIBIT E

JOINT PROMOTION AGREEMENT

This JOINT PROMOTION AGREEMENT (this “Agreement”) dated as of _______, 2007, by and between Universal Hospital Services, Inc., a Delaware corporation (“UHS”), and Intellamed, Inc., a Texas corporation (“Intellamed”).

WHEREAS, UHS and Intellamed have entered into that Asset Purchase Agreement dated as of February __, 2007 (the “Asset Purchase Agreement”) that provides for the purchase by UHS of the assets of the ICMS division of Intellamed; and

WHEREAS, UHS currently offers, and is acquiring from Intellamed under the Asset Purchase Agreement, biomedical and imaging services programs, which are provided to customers under three to five year service contracts (“Programs”); and

WHEREAS, in connection with the transactions contemplated by the Asset Purchase Agreement, Intellamed and UHS have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth herein and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

1.	Responsibilities

1.1  UHS’ medical equipment maintenance and repair services specialist sales organization (“UHS Specialists”) and members of Intellamed’s sales organization (“Intellamed Sales People” or “Person”) will cooperate on a mutually agreed basis to identify, promote and close the sale of Programs. Intellamed Sales People may approach all potential customers for the sale of Programs other than (a) current customers of UHS for whom UHS is providing Programs or on- site asset management services, and (b) potential customers with whom UHS Specialists are conducting, and can illustrate, active discussions for the sale of Programs. The manager of Intellamed Sales People will provide the opportunities for the sale of Programs identified by Intellamed Sales People to the manager of UHS Specialists. UHS Specialists and the Intellamed Sales Person will then cooperatively design and offer on a mutually agreed basis an appropriate Program through UHS for the identified customer under the supervision of their respective managers. For each Program sold, UHS will pay to Intellamed, and Intellamed will in turn pay to the involved Intellamed Sales Person, the amount that UHS would pay to its field salesperson had the Program been sold through the UHS field sales organization. Gross revenue from Programs sold by UHS under this Agreement shall be included in Earn-Out Revenue as defined in Section 2.02(a) of the Asset Purchase Agreement.

1.2  UHS shall use Intellamed’s AuctionMart website on an exclusive basis for disposing of medical equipment over the world wide web on a high bid basis under terms and conditions (including commissions paid to Intellamed on the sale of UHS owned equipment) to be agreed upon between the parties. In addition, UHS and Intellamed shall cooperate to identify and promote additional customers for Intellamed’s AuctionMart website in connection with the performance of their other responsibilities under this Agreement.

1.3  UHS agrees to use Intellamed’s Med-RFP website on a nonexclusive basis as a source to locate remanufactured or refurbished medical equipment for potential acquisition by UHS under terms and conditions (including commissions paid to Intellamed on the purchase of equipment by UHS) to be agreed upon between the parties.

2.	Representations and Warranties

2.1  UHS hereby represents and warrants to Intellamed that:

(a)  UHS has full corporate power and authority to execute and deliver this Agreement and to take any and all other action necessary to consummate the transactions provided for in this Agreement.

(b)  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby terms do not violate or constitute a default under the corporate charter or bylaws of UHS, any law, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or the terms of any other contract or commitment to which UHS is a party or by which it is bound.

(c)  During the term of this Agreement (as defined in Section 13), UHS shall not enter into any agreement with a third party that is inconsistent with the provisions of this Agreement.

(d)  UHS shall comply with all applicable laws and regulations applicable to UHS’s activities in furtherance of this Agreement.

2.2  Intellamed hereby represents and warrants to UHS that:

(a)  Intellamed has full corporate power and authority to execute and deliver this Agreement and to take any and all other action necessary to consummate the transactions provided for in this Agreement.

(b)  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not violate or constitute a default under the corporate charter or bylaws of Intellamed, any law, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or the terms of any other contract or commitment to which Intellamed is a party or by which it is bound.

(c)  During the term of this Agreement (as defined in Section 13), Intellamed shall not enter into any agreement with a third party that is inconsistent with the provisions of this Agreement.

(d)  Intellamed shall comply with all applicable laws and regulations applicable to Intellamed’s activities in furtherance of this Agreement.

2

3.	Confidentiality and Publicity

3.1	Confidentiality.

(a)  In connection with their obligations under and pursuant to this Agreement, each of the parties may disclose to the other certain confidential and proprietary information and material (collectively, the "Information").

(b)  Each recipient agrees that the Information provided to it, whether in written, oral, encoded, graphic, magnetic, electronic or in any other tangible or intangible form, and whether or not labeled as confidential by the discloser, shall be received and maintained in confidence by recipient; and recipient shall not use, disclose, reproduce or dispose of such Information in any manner except as provided herein. Each recipient agrees to use the Information solely for the purposes of fulfilling its obligations hereunder and agrees to restrict disclosure of the Information solely to its employees and agents who have a need to know such Information and to advise such persons of their obligations of confidentiality and non-disclosure hereunder. Further, each recipient shall not disclose the Information to third parties, including independent contractors or consultants, without the prior express written consent of the discloser and to advise such third parties of their obligations of confidentiality and non-disclosure hereunder. Each recipient agrees to use reasonable means, not less than those used to protect its own similar proprietary information, to safeguard the Information.

(c)  The obligation of confidentiality set forth in this Section 3.1(c) shall not apply with respect to any particular portion of the Information if (i) it is in the public domain at the time of the discloser's communication thereof to recipient; (ii) it entered the public domain through no fault of recipient or its directors, officers, employees, agents or advisors subsequent to the time of the discloser's communication thereof to recipient; (iii) it was in recipient's possession, free of any obligation of confidentiality, at the time of the discloser's communication thereof to recipient; (iv) it was communicated to recipient free of any obligation of confidence by a third party, which third party was free to make such disclosure without breach of any legal obligation, subsequent to the time of the discloser's communication thereof to recipient; or (v) disclosure is legally compelled by deposition, subpoena, or other court or governmental action, as evidenced by written opinion of legal counsel; provided, however, that recipient shall provide the discloser with prompt written notice of such disclosure requirement, and recipient shall cooperate with the discloser if the discloser seeks to obtain a protective order concerning such Information.

3.2	Publicity.

Except as otherwise provided herein, neither party may make any public statements concerning the existence or terms of this Agreement without the approval of the other party, which approval shall not be unreasonably withheld or delayed, or as required by law (including, without limitation, public disclosure by UHS that it believes in good faith is required by applicable law and, in which case UHS shall make reasonable efforts to consult with Intellamed prior to such public disclosure).

3

4.	Relationship of Parties

Each party is an independent contractor. Nothing contained in this Agreement shall be construed as creating a joint venture or partnership between the parties. Except as otherwise expressly provided herein, neither party shall have any right or power to create any obligation expressed or implied on behalf of the other party.

5.	Indemnification

5.1  Intellamed agrees to indemnify, defend and hold harmless UHS and its affiliates and their respective officers, directors, successors, assigns, agents and employees from and against any expense, judgment, cost, loss, damage or liability arising out of or in connection with any actual or threatened claim, suit, action or proceeding of any kind by any third party from (a) any breach of the representations, warranties, covenants, agreements or obligations by Intellamed hereunder or (b) any gross negligence or intentional misconduct of any of the Intellamed officers, directors, employees, agents or affiliates in connection with the performance hereof.

5.2  UHS agrees to indemnify, defend and hold harmless Intellamed and its affiliates and their respective officers, directors, successors, assigns, agents and employees from and against any expense, judgment, cost, loss, damage or liability arising out or in connection with any actual or threatened claim, suit, action or proceeding of any kind by any third party from (a) any breach of the representations, warranties, covenants, agreements or obligations by UHS hereunder; or (b) any gross negligence or intentional misconduct of any of the UHS officers, directors, employees, agents or affiliates in connection with the performance hereof.

5.3  Any party seeking indemnification hereunder (an "Indemnified Party") shall give the party from whom indemnification is sought (the "Indemnifying Party"): (a) reasonably prompt notice of the relevant claim; provided, however, that failure to provide such notice shall not relieve the Indemnifying Party from its liability or obligation hereunder except to the extent of any material prejudice directly resulting from such failure; (b) reasonable cooperation in the defense of such claim; and (c) the right to control the defense and settlement of any such claim; provided, however, that the Indemnifying Party shall not, without the prior written approval of the Indemnified Party, settle or dispose of any claims in a manner that adversely affects the Indemnified Party's rights or interest. The Indemnified Party shall have the right to participate in the defense at its expense.

5.4  EXCEPT WITH RESPECT TO A PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOST REVENUE AND LOST DATA, EVEN IF SUCH PARTY OR AN AUTHORIZED REPRESENTATIVE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

4

6.	Force Majeure

Neither party shall be liable in any manner for failure or delay of performance of all or part of this Agreement, directly or indirectly, owing to any disaster, act of God, act of war, act of hostility against the Untied States or any other cause of circumstance beyond the reasonable control of such party. The affected party, however, in the case of such delay or failure, shall give prompt notice to the other party and shall exert commercially reasonable efforts to remove the causes or circumstances of nonperformance with reasonable dispatch.

7.	Notices

All notices and other communications hereunder shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

A.	If to UHS:

Universal Hospital Services, Inc.
7700 France Avenue South
Edina, MN 55435-5228
Attention: CEO
With copies to General Counsel
Fax: (952) 893-3237

B.	If to Intellamed:

Intellamed, Inc.
1716 Briarcrest Drive, Suite 800
Bryan, TX 77802
Attention: CEO
Fax (979) 260-7895

With a copy to:

Edward T. Laborde Jr., Esq.
Winstead Sechrest & Minick P.C.
919 Milam Street, Suite 2400
Houston, TX 77002
Fax: (713) 650-2400

Either party may change the address set forth above by notice to the other party given as provided herein.

8.	Third Party Benefit

Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

9.	Remedies

The parties agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that either party may, in its discretion, apply to any court of law or equity of competent jurisdiction for specific performance and injunctive relief in order to enforce or prevent any violations this Agreement, and the party against whom such proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law and agrees not to raise the defense that the other party has an adequate remedy at law.

5

10.	Review of Books and Records

Intellamed acknowledges that the books and records (including without limitation, memoranda and documentation) of Intellamed relating hereto shall be available to UHS for regular inspection and review. Intellamed grants to UHS the right to examine any and all invoices and accounting records relating hereto during the term of this Agreement (as defined in Section 13) kept by, used by or generated by Intellamed for a period of one year after the termination of this Agreement. In the event it becomes necessary for UHS to enforce this Section 10 by seeking specific performance, UHS shall be entitled to reimbursement from Intellamed for reasonable attorneys’ fees in the pursuit thereof.

11.	No Waiver

The waiver by either party of any breach of any provision of this Agreement by the other party shall not be construed to be either a waiver of that party's rights regarding any succeeding breach of any such provision or a waiver of the provision itself, nor shall any delay or omission on the part of a party to exercise or avail itself of any right, power or privilege that it has, or may have hereunder, operate as a waiver of any right, power or privilege by such party.

12.	Entire Agreement

This Agreement contains the entire understanding of the parties with respect to the transactions and matters set forth herein, supersedes all previous agreements between them concerning the subject matter hereof, and cannot be amended except by a writing signed by the parties.

13.	Term; Termination

This Agreement shall remain in force for a term of two years from the date first above written. This Agreement may be earlier terminated (a) by either party upon the occurrence of a material breach by the other party if such breach is not cured within thirty (30) days after written notice is received by the non-breaching party that identifies the matter constituting the material breach or (b) by the mutual agreement of the parties. Sections 3 through 14, 16 and 18 through 20 of this Agreement shall survive the expiration or earlier termination hereof.

14.	Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party, except that UHS may assign this Agreement upon a change of control of UHS, meaning (a) any event as a result of which a third party that is not an affiliate of UHS becomes the owner of and controls all of the economic and voting rights associated with ownership of at least 50.1% of the outstanding capital stock of UHS or (b) any sale or transfer of all or substantially all of the assets of UHS. This Agreement shall be binding upon and inure to the benefit of the parties and their responsible successors and any permitted assigns.

6

15.	Counterparts

This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same Agreement, and any party hereto may execute this Agreement by signing any such counterpart.

16.	Severability

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected or impaired thereby.

17.	Headings

The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

18.	Governing Law

ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

19.	Good Faith

The parties agree to act in good faith with respect to each provision of this Agreement and any dispute that may arise related hereto.

20.	Additional Documents/Information

The parties agree to sign and provide such additional documents and information as may reasonably be required to carry out the intent of this Agreement and to effectuate its purposes.

7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UNIVERSAL HOSPITAL SERVICES, INC. By: ___________________________________ Name:_________________________________ Title:__________________________________	INTELLAMED, INC. By:_________________________________ Name:_______________________________ Title:________________________________

8

EXHIBIT F

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) dated as of _______, 2007 between Universal Hospital Services, Inc., a Delaware corporation (“Buyer”), and Intellamed, Inc., a Texas corporation (“Seller”).

WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement, dated as of February, 2007 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell, and Buyer has agreed to purchase, the assets of the ICMS division of Seller (the “Division”); and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Seller and Buyer have agreed to enter into this Agreement regarding the provision of certain transition services to Buyer on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Any term used herein that is not defined in this Agreement but is defined in the Purchase Agreement has the meaning ascribed to it in the Purchase Agreement.

2. Transition Services. Seller shall provide the services described below (collectively, the “Transition Services”) to Buyer during the term of this Agreement:

(a) Seller Services. On the terms and subject to the conditions of this Agreement, Seller shall provide the services to Buyer listed on Schedule A, in substantially the same scope, nature and manner as was provided to the Division immediately prior to the Closing Date.

(b) Third Party Services. On the terms and subject to the conditions of this Agreement, Seller shall use commercially reasonable efforts to cause the services listed on Schedule B to be provided to Buyer, in substantially the same scope, nature and manner as was provided to the Division immediately prior to the Closing Date by the providers that provided such services to the Division immediately prior to the Closing Date (collectively, “Third Party Services”). Buyer acknowledges that the provision of Third Party Services may require the consent of the relevant providers. If Seller is unable to obtain such consent with respect to any particular Third Party Service, then Seller and Buyer shall use commercially reasonable efforts to arrange for an alternative person or an alternative methodology to provide the Third Party Service.

(c) IT Services. Seller shall maintain the existing IT server and bandwidth for the S2 system and the S2 system in its current form at its current location consistent with past practice. If Buyer wants any upgrades, consulting services, training or any other additional services (collectively, “Additional Services”) beyond those that Seller has traditionally provided to the Division with respect to the S2 system, Seller shall charge, and Buyer shall pay, $100 per hour per person providing such Additional Services, plus expenses, subject to Seller personnel availability.

(d) Other Services. During the term of this Agreement, Seller shall provide to Buyer any other transition services not referenced in subsection (a), (b) or (c) above consistent with the types of services discussed herein and at levels consistent with the past operation of the Division and requested by Buyer in writing with reasonably sufficient detail as to the services requested. Any fee to be charged by Seller for any services provided pursuant to this Section 2(d) shall be equal to Seller’s actual cost to provide such Transition Services, including allocable overhead and Seller’s reasonable out-of-pocket expenses consistent with past practice (collectively, “Seller’s Costs”). At Buyer’s request, Seller shall furnish Buyer with reasonable supporting documentation evidencing Seller’s Costs hereunder.

(e) Pricing. Buyer shall pay the respective amounts listed on Schedule A and Schedule B and Seller’s Costs for the Transition Services. Seller shall invoice Buyer monthly for services rendered through the end of each month. Buyer shall pay all invoices in full within 30 days of receipt.

3. Standard of Performance. For Transition Services provided directly by Seller, Seller shall perform such Transition Services in a timely, competent and workmanlike manner and in a nature and at levels consistent with Buyer’s past conduct of the Division. For Transition Services provided by third parties, Seller shall use commercial reasonably efforts to procure or secure such services hereunder and shall use commercial reasonably efforts to ensure that such services are provided by such third parties in a timely, competent and workmanlike manner and in a nature and at levels consistent with Buyer’s past conduct of its business.

4. Terms and Termination.

(a) The term of this Agreement shall commence on the date hereof and continue until the earlier to occur of (i) the first anniversary of the Closing Date or (ii) 30 days after written notice that Buyer not longer needs the Transition Services.

(b) Buyer may terminate this Agreement in whole or with respect to any one or more Transition Services at any time without cause upon 10 days’ prior written notice. Such termination shall not extinguish Buyer’s obligation for payment for Transition Services actually rendered under this Agreement prior to such termination.

(c) If either party hereto becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors, or if a receiver is appointed to take charge of its property and such proceeding is not vacated or terminated within thirty days after its commencement or institution, the other party may immediately terminate this Agreement by written notice. Any such termination shall be without prejudice to accrued rights of the terminating party, and to other rights and remedies for default.

2

5.  Representation and Warranty. Seller hereby represents and warrants to Buyer that Seller (a) is not excluded, suspended or otherwise ineligible to participate in any federal or state health care program or in any state or federal procurement/non-procurement program; (b) has received no notice that the government proposes to exclude or debar it from participation in any federal or state health care program or procurement/non-procurement program and (c) is not the subject of or otherwise part of any ongoing federal or state health care investigation. In the event that any term or provision of this Section 5 ceases to be accurate during the term of this Agreement (as defined in Section 4), Seller shall immediately give written notice thereof to Buyer.

6.  Miscellaneous.

(a)  Force Majeure. Neither party shall be liable in any manner for failure or delay of performance of all or part of this Agreement (other than the payment of money), directly or indirectly, owing to any disaster, act of God, act of war, act of hostility against the Untied States or any other cause of circumstance beyond the reasonable control of either party. The affected party, however, in the case of such delay or failure, shall give prompt notice to the other party and shall exert commercially reasonable efforts to remove the causes or circumstances of nonperformance with reasonable dispatch.

(b)  Independent Contractor. Seller shall perform the Transition Services under this Agreement as an independent contractor and as such shall have and maintain exclusive control over all its own employees, agents, subcontractors and operations. Seller shall not be, act as, purport to act as or be deemed to be Buyer’s agent, representative, employee or servant.

(c) Sales Taxes. Any sales, use, transaction, excise or similar tax imposed on or measured by the rendering of the Transition Services shall be the responsibility of Buyer. All other taxes arising from Transition Services shall be paid by Seller.

(d)  Entire Agreement. This Agreement (including the Schedules referred to herein) contains the entire understanding between the parties with respect to Transition Services and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

(e)  Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same Agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(f)  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement shall not be affected or impaired thereby.

(g)  Assignment. This Agreement and the rights and obligations of the parties hereunder shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that Buyer may assign this Agreement and all rights and obligations of the parties upon a change of control of Buyer, meaning (i) any event as a result of which a third party that is not an affiliate of Buyer becomes the owner of and controls all of the economic and voting rights associated with ownership of at least 50.1% of the outstanding capital stock of Buyer or (ii) any sale or transfer of all or substantially all of the assets of Buyer.

3

(h)  Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties shall modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

(i)  Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

If to Seller:

Intellamed, Inc.
1716 Briarcrest Drive, Suite 800
Bryan, TX 77802
Attention: CEO
Fax: (979) 260-7895

With a copy to:

Edward T. Laborde Jr., Esq.
Winstead Sechrest & Minick P.C.
919 Milam Street, Suite 2400
Houston, TX 77002
Fax: (713) 650-2400

If to Buyer:

Universal Hospital Services, Inc.
7700 France Avenue South
Edina, MN 55435-5228
Attention: CEO
With copies to General Counsel
Fax: (952) 893-3237

Any party may change the address set forth above by notice to each other party given as provided herein.

(j)  Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k)  Governing Law. ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

4

(l)  Third-Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

(m) Jurisdiction and Venue. THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR STATE COURT SITTING IN MINNESOTA, AND EACH PARTY CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUM IS NOT CONVENIENT. IF ANY PARTY COMMENCES ANY ACTION UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT IN ANOTHER JURISDICTION OR VENUE, ANY OTHER PARTY TO THIS AGREEMENT SHALL HAVE THE OPTION OF TRANSFERRING THE CASE TO THE ABOVE-DESCRIBED VENUE OR JURISDICTION OR, IF SUCH TRANSFER CANNOT BE ACCOMPLISHED, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

(n)  Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(o)  Remedies. The parties agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its discretion, apply to any court of law or equity of competent jurisdiction for specific performance and injunctive relief in order to enforce or prevent any violations this Agreement, and any party against whom such proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law and agrees not to raise the defense that the other party has an adequate remedy at law.

(p)  Expenses. Except as otherwise expressly provided for herein, each party shall pay its own expenses (including brokers’, finders’, attorneys’ and accountants’ fees) in connection with the negotiation of this Agreement, the performance of its respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

(q)  Advice of Counsel. Each party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this agreement.

(r)  No Waiver. No delay on the part of either party in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by either party of any right or any breach of the other party shall constitute a waiver of any other right or breach thereby.

5

UNIVERSAL HOSPITAL SERVICES, INC.

By: ______________________________________________
Name: ____________________________________________
Title: _____________________________________________

INTELLAMED, INC.

By: ______________________________________________
Name: ____________________________________________
Title: _____________________________________________

6